UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2006 (December 6, 2006)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)     On December 6, 2006, Fortune Brands, Inc. (“Fortune Brands” or the “Company”) issued a press release announcing that Mr. Bruce A. Carbonari, age 50, was elected to the newly created position of President and Chief Operating Officer of Fortune Brands, effective January 1, 2007. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

No family relationship exists between Mr. Carbonari and any director or executive officer of the Company.

Mr. Carbonari previously held positions at Fortune Brands Home & Hardware LLC, the Company’s home and hardware subsidiary, as Chairman and Chief Executive Officer since August 2005 and President and Chief Executive Officer from January 2001 to August 2005. He served as President and Chief Executive Officer of Moen Incorporated, a subsidiary of Fortune Brands Home & Hardware LLC prior thereto. He currently serves on the board of RPM International, Inc.

On December 5, 2006, the Compensation and Stock Option Committee of the Company’s Board of Directors (the “Compensation Committee”), approved Mr. Carbonari’s annual base salary at $850,000, effective January 1, 2007.

Pursuant to the terms of the Company’s Annual Executive Incentive Compensation Plan (the “Plan”), the Compensation Committee set Mr. Carbonari’s target bonus percentage at 95% of his base salary. The Plan covers officers of the Company holding the office of Vice President or a more senior office. The Compensation Committee annually establishes performance goals under the Plan at the beginning of each year. Bonuses generally range from 0% to 200% of a target bonus amount, depending on the Company’s performance as compared to the pre-established performance goals. The Plan is structured to provide performance-based compensation that is deductible by the Company when bonuses are paid.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Fortune Brands, Inc. issued on December 6, 2006, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Senior Vice President, General Counsel and Secretary

Date: December 8, 2006

Exhibit Index

Exhibit Number	Description
99.1	Press Release of Fortune Brands, Inc. issued on December 6, 2006, filed herewith.